UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 5, 2005 (September 30, 2005)
Date of Report (Date of earliest event reported)
ALLERGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10269 (Commission File Number)	95-1622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of principal executive offices) (Zip Code)
(714) 246-4500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 30, 2005, Allergan, Inc. and its affiliates (“Allergan”) entered into an arrangement with affiliates of GlaxoSmithKline plc (“Glaxo”). Under these agreements, Glaxo received a license to develop and sell Allergan’s product BOTOX® (botulinum toxin type A) in Japan and the People’s Republic of China and Allergan received the right to co-promote AMERGE® (naratriptan hydrochloride) and IMITREX STATdose System® (sumatriptan succinate) in the United States. Allergan also agreed to supply BOTOX® to Glaxo for clinical trials and sales in Japan and the People’s Republic of China and to provide strategic marketing support for sales of BOTOX® in those countries.
     Allergan and Glaxo entered into a long-term arrangement under which Allergan agreed to transfer certain rights to Glaxo to permit it to commercialize, and develop new indications for, BOTOX® in Japan and the People’s Republic of China, to conduct activities directed toward improving and enhancing BOTOX®, and to participate with Glaxo in the management of the development and commercialization of BOTOX®. Allergan also agreed to transfer existing regulatory approvals for BOTOX® in Japan and the People’s Republic of China to Glaxo and, in Japan, the transfer will be subject to a filing with the Japan Fair Trade Commission. Glaxo will pay to Allergan: (i) a substantial initial payment after clearance by the Japan Fair Trade Commission; (ii) on-going royalties based upon sales of BOTOX® in Japan and the People’s Republic of China; and (iii) payments for Allergan’s activities directed toward improving and enhancing BOTOX®. Glaxo will develop new indications for BOTOX® in Japan and in the People’s Republic of China. Allergan will assist Glaxo to begin commercializing and developing BOTOX® in Japan and the People’s Republic of China by providing assistance in obtaining the necessary regulatory licenses to commercialize BOTOX® in those countries, consulting with employees of Glaxo, transferring materials and providing information concerning the development and commercialization of BOTOX®. For a period of time following any expiration of the license agreements, Allergan will be obligated to pay royalties to Glaxo on sales of BOTOX® by Allergan in Japan and the People’s Republic of China.
     Allergan also entered into two supply agreements with Glaxo under which Allergan will supply, and Glaxo will purchase, all of Glaxo’s clinical trial and commercial requirements of BOTOX® in Japan and the People’s Republic of China. Allergan will supply BOTOX® to Glaxo through its manufacturing facility in Ireland. The supply price will be recalculated in the fourth quarter of each year, subject to defined limitations on price increases, which may result in credits against royalties otherwise payable under the license agreements, and will apply to all purchases made in the subsequent year.
     Under a BOTOX® global strategic support agreement between Allergan and Glaxo, Allergan will provide strategic marketing support for sales of BOTOX® in Japan and the People’s Republic of China in coordination with its global marketing strategy for BOTOX®. Glaxo will make semi-annual payments of fixed amounts so long as Allergan has delivered semi-annual progress reports demonstrating that the specified support services have been provided and Allergan has satisfied defined spending requirements.
     Under a co-promotion agreement between Allergan and Glaxo, Allergan received the right to co-promote AMERGE® and IMITREX STATdose System® to neurologists and select related specialty physicians in the United States. Both AMERGE® and IMITREX® are long acting triptans (serotonin receptor agonists) for the treatment of migraines. Allergan’s co-promotion rights will continue through January 31, 2011. During the co-promotion period, Allergan will be required to provide a minimum number of qualified sales representatives, achieve minimum numbers of sales calls and incur additional promotional expense. Glaxo will pay Allergan a fixed amount each year so long as it meets minimum detail obligations specified in the co-promotion agreement. Glaxo will also pay to Allergan a percentage of net sales of those products as performance

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payments for achieving net sales above a defined baseline amount and residual percentage payments of net sales over the baseline after the expiration of the co-promotion period if Allergan has met minimum commitments specified in the co-promotion agreement.
Item 9.01. Exhibits.

99.1	Press release dated October 3, 2005 announcing the arrangements between Allergan, Inc. and its affiliates and affiliates of GlaxoSmithKline plc.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.
Date: October 3, 2005	By:	/s/ Douglas S. Ingram
	Name:	Douglas S. Ingram
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release dated October 3, 2005 announcing the arrangements between Allergan, Inc. and its affiliates and affiliates of GlaxoSmithKline plc.